EXHIBIT 21



                 SUBSIDIARIES OF WERNER ENTERPRISES, INC.
                 ----------------------------------------

                                                      STATE OF
                    SUBSIDIARY                     INCORPORATION
          ---------------------------------        -------------
     1.   Werner Leasing, Inc.                        Nebraska
     2.   Werner Aire, Inc.                           Nebraska
     3.   Gra-Gar, Inc.                               Nebraska
     4.   Drivers Management, Inc.                    Nebraska
     5.   Frontier Clinic, Inc.                       Nebraska
     6.   Fleet Truck Sales, Inc.                     Nebraska
     7.   Professional Truck Drivers School, Inc.     Nebraska
     8.   Werner Transportation, Inc.                 Nebraska


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